Exhibit 10.1

EMPLOYMENT AGREEMENT

RANDAL REED

This Employment Agreement (this “Agreement”), dated effective as of May 4, 2006 (the Effective Date”), is by and between Hercules Offshore, Inc, a Delaware corporation (the “Company”), with its principal place of business at 11 Greenway Plaza, Suite 2950 Houston, Texas 77046 and Randal Reed, (“Executive”).

RECITALS

WHEREAS, the Company is a Houston-based offshore oil services contractor; and

WHEREAS, the Company desires to employ Executive as an officer of the Company and of Hercules Liftboat Company, LLC (“HLC”), a wholly owned subsidiary of the Company, and Executive desires to accept such employment upon the conditions and terms set forth hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed as follows:

AGREEMENTS

1.	EMPLOYMENT AND DUTIES.

(a) The Company hereby employs Executive as President of HLC. As such, Executive shall have responsibilities, duties and authority commensurate with such position and shall perform such responsibilities, and shall be based at HLC’s principal office in Lafayette, Louisiana. Executive will report to the President and Chief Executive Officer of the Company. Additional or different duties, titles or executive positions may, however, be assigned to Executive from time to time, provided that any such changes are consistent and compatible with Executive’s experience, background and managerial skills. Executive hereby accepts this employment upon the terms and conditions herein contained and agrees to devote his full business time, energy, attention, skills, and best efforts to promote and further the business of the Company.

(b) Executive shall faithfully adhere to, execute and fulfill all lawful policies established by the Company.

(c) Executive shall not, during the term of Executive’s employment hereunder, be engaged in any business activity other than on behalf of the Company; provided, however, that the foregoing limitation shall not be construed as prohibiting Executive from making personal passive investments in any business in which Executive does not, directly or indirectly, provide services or participate in the management thereof, provided such investments do not violate the terms of Section 4 of this Agreement.

(d) The Company shall provide Executive with an office in Lafayette, Louisiana, or at such location as shall be designated by the President and Chief Executive Officer or the Board of Directors of the Company, which location shall be reasonably acceptable to the Executive.

2. COMPENSATION. For all services rendered by Executive, the Company shall compensate Executive as follows:

(a) Base Salary. Beginning on the date of this Agreement and through the end of the Term (as hereinafter defined), the base salary payable to Executive shall be One Hundred Seventy Thousand Dollars ($170,000.00) per annum, payable in accordance with the Company’s standard payroll procedures.

(b) Perquisites, Benefits and Other Compensation. Executive shall be entitled to receive additional benefits and compensation from the Company in such form and to such extent as specified below:

(i)	An annual bonus of up to 100% of base salary (target of 50%) depending upon meeting predetermined goals established by the Board of Directors.

(ii)	The Company shall reimburse Executive in accordance with the Company’s policies for all reasonable business travel and other out-of-pocket expenses reasonably incurred by Executive in the performance of his services pursuant to this Agreement. All reimbursable expenses shall be appropriately documented in reasonable detail by Executive upon submission of any request for reimbursement, and in a format and manner consistent with the Company’s expense reporting policy.

(iii)	The Company shall provide Executive five weeks of paid vacation per year or such greater amount as may be afforded senior officers in accordance with Company’s policies in effect from time to time.

(iv)	The Company shall provide Executive with other executive perquisites as may be available to or deemed appropriate for Executive by the Board of Directors, participation in all other Company-wide Executive benefits as may be adopted from time to time by the Company, and participation in any other insurance and Executive benefits or plans that includes all the executive officers of Company, including any pension, profit-sharing, bonus or stock option plan, life insurance, health, medical, hospitalization, or surgical insurance plan or policy, whether now existing or hereinafter established.

3. TERM; TERMINATION; RIGHTS ON TERMINATION. The term of this Agreement shall begin on the Effective Date and continue for two (2) years (the “Term”). This Agreement and Executive’s employment may be terminated in any one of the following ways:

(a) Death. The death of the Executive shall immediately terminate this Agreement with no severance compensation due to Executive’s estate.

(b) Disability. If, as a result of incapacity due to physical or mental illness or injury, Executive shall have been absent from full-time duties hereunder for four (4) consecutive months, then thirty (30) calendar days after receiving written notice (which notice may occur before or after the end of such four-month period, but which shall not be effective earlier than the last day of such four-month period), the Company may terminate Executive’s employment hereunder provided Executive is unable to resume full-time duties at the conclusion of such notice period. Also, Executive may terminate his employment hereunder if his health should become impaired to an extent that makes the continued performance of his duties hereunder hazardous to his physical or mental health or Executive’s life, provided that Executive shall have furnished the Company with a written statement from a qualified doctor to such effect and provided, further, that, at the Company’s request made within thirty (30) days of the date of such written statement, Executive shall submit to an examination by a doctor selected by the Company who is reasonably acceptable to Executive or Executive’s doctor and such doctor shall have concurred in the conclusion of Executive’s doctor. If this Agreement is terminated during the Term as a result of Executive’s disability, Executive shall receive from the Company, in a lump-sum payment due within ten (10) days of the effective date of termination, a severance payment equal to three (3) times his monthly base salary at the rate then in effect.

(c) For Cause. The Company may terminate this Agreement ten (10) calendar days after written notice to Executive for cause, which shall be: (i) Executive’s material and irreparable breach of this Agreement; (ii) Executive’s gross negligence in the performance or intentional nonperformance (continuing for ten (10) days after receipt of written notice of need to cure) of any of Executive’s duties and responsibilities hereunder or reasonable instructions of the Board of Directors of the Company within the scope of his employment by the Company; (iii) Executive’s dishonesty, fraud or misconduct with respect to the business or affairs of the Company; (iv) Executive’s indictment or conviction of a felony crime or crime involving moral turpitude; or (v) violation of the Company’s drug policy or anti-harassment policy by Executive. In the event of a termination for cause, as enumerated above, Executive shall have no right to any severance compensation.

(d) Without Cause. At any time after the commencement of employment, before the expiration of the Term, the Company or Executive may, without cause, terminate this Agreement and Executive’s employment, effective ninety (90) days after written notice is provided to the other party. Should Executive be terminated by the Company without cause effective during the Term, Executive shall receive as severance from the Company, (1) in installment payments (without interest) in accordance with normal payroll practices of the Company, Executive’s monthly base salary at the rate then in effect for the remainder of the Term, but not less than twelve months; (2) an additional sum, payable in monthly installment payments, equal to the annual bonus referred to in Section 2 hereof for the year prior to the year in which Executive is terminated without cause. Also as severance, the Company will continue to provide for and pay to Executive, without exception until the termination date of this Agreement, but not less than twelve months, the medical benefits set forth in Section 2(b) (iv) hereof. Provided, however, that Executive is not entitled to the severance compensation described in this Section 3(d) if on the effective date of the discharge he is engaged in any activities prohibited by Section 4 of this Agreement. Furthermore, if Executive resigns or otherwise terminates his employment without cause pursuant to this Section 3(d), Executive shall receive no severance compensation.

(e) Expiration of Term. Unless sooner terminated pursuant to the terms of this Agreement, this Agreement will terminate effective upon the expiration of the Term. Executive acknowledges that this Agreement may terminate pursuant to this Section 3(e) with or without a corresponding termination of Executive’s employment with the Company. If this Agreement terminates pursuant to this Section 3(e) and Executive remains employed by the Company thereafter, then Executive shall be an “at will” Executive of the Company following such termination. In the event of a termination of Executive’s employment pursuant to this Section 3(e), Executive shall have no right to any severance compensation.

(f) Effect of Termination.

(i)	Upon termination of this Agreement for any reason provided in subsections (a) through (e) above, Executive shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination. Additional compensation subsequent to termination, if any, will be due and payable Executive only to the extent and in the manner expressly provided herein. Executive will not be entitled to any other payments or benefits from the Company, except as provided in this Agreement or under the Company’s benefit policies then in effect. All other rights and obligations of the Company and Executive under this Agreement shall cease as of the effective date of termination, except that Executive’s obligations under Sections 4, 5, 6 and 7 and the Company’s and Executive’s obligations under Section 8 herein shall survive such termination in accordance with their terms.

(ii)	If termination of Executive’s employment arises out of the Company’s failure to pay Executive on a timely basis the amounts to which Executive is entitled under this Agreement or as a result of any other breach of this Agreement by the Company, as determined by a court of competent jurisdiction or pursuant to the provisions of Section 14 below, the Company shall pay all amounts and damages to which Executive may be entitled as a result of such breach, including interest thereon and all reasonable legal fees and expenses and other costs incurred by Executive to enforce Executive’s rights hereunder; provided, however, that the Company will not be liable in any event for special, indirect or consequential damages.

4. NON-COMPETITION; NO SOLICITATION.

(a) Executive recognizes that Company’s willingness to enter into this Agreement is based in material part on Executive’s agreement to the provisions of this Section 4, and that

Executive’s breach of the provisions of this Section could materially damage the Company. Company shall provide its confidential and trade secret information to Executive, and Executive agrees not to disclose or use such information for any reason other than Executive’s employment with Company without the express, prior, written consent of Company. Therefore, in consideration of the Company’s promise to provide Executive with its confidential and trade secrets, Executive agrees that he will not, during the period of Executive’s employment by or with the Company, and for the longer of (i) a period of one (1) year immediately following the termination of Executive’s employment with the Company under this Agreement or otherwise, and (ii) any period during which the Company is paying severance to Executive pursuant to the terms of this Agreement (the “Non-Compete Period”), for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation, limited liability company or business of whatever nature accept employment, act as a consultant or contractor, or otherwise actively participate, assist, or compete, directly or indirectly, in the liftboat or marine business against the Company or HLC in those states of the United States, or in those countries in the world, where the Company or HLC engages in the offshore drilling business.

(b) Executive agrees that he shall not during the Non-Compete Period, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation, limited liability company or business of whatever nature offer employment to, or procure the making of an offer of employment to any employee of the Company who was so employed at any time during the twelve (12) months prior to the date of termination of Executives’ employment with the Company.

(c) Executive agrees that he shall not during the Non-Compete Period, for any reason whatsoever, directly or indirectly, team or join with other employees of the Company who were employees of the Company during the twelve (12) months prior to the date of termination of Executives’ employment with the Company in any business like or related to the liftboat or marine business.

(d) Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, Executive agrees that the foregoing covenant may be enforced by the Company by injunctions, restraining orders and other equitable actions, without showing any actual damage or that monetary damages would not provide an adequate remedy and without any bond or other security being required.

(e) The covenants in this Section 4 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in this Section 4 are ruled to be unreasonable and therefore unenforceable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and this Agreement shall thereby be reformed.

(f) Executive hereby agrees that the period during which the agreements and covenants of Executive made in this Section 4 shall be effective shall be computed by excluding from such computation any time during which Executive is in violation of any provision of this Section 4.

5. RETURN OF COMPANY PROPERTY. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by Executive by or on behalf of the Company, or any entity controlled by or under common control with the Company (an “Affiliate”) or the representatives, vendors or customers thereof that pertain to the business of the Company or any Affiliate shall be and remain the property of the Company or such Affiliate, as the case may be, and be subject at all times to the discretion and control thereof. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company or its Affiliates that are collected or held by Executive shall be delivered promptly to the Company or its Affiliates, as the case may be, without request by such party, upon termination of Executive’s employment, without regard to the cause or reasons for such termination.

6. INVENTIONS. Executive shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are (a) conceived or made by Executive, solely or jointly with another, during the period of employment or within one year thereafter, (b) directly related to the business or activities of the Company, and (c) conceived by Executive as a result of Executive’s employment by the Company. Executive hereby assigns and agrees to assign all Executive’s interests in any such invention, improvement or valuable discovery to the Company or its nominee. Whenever requested to do so by the Company, Executive shall execute any and all applications, assignments or other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company’ interest in any such invention, improvement or valuable discovery.

7. CONFIDENTIALITY.

(a) Executive acknowledges and agrees that all Confidential Information (as defined below) is confidential and a valuable, special, and unique asset of the Company that gives the Company an advantage over its actual and potential, current and future competitors. Executive further acknowledges and agrees that Executive owes the Company a fiduciary duty to preserve and protect all Confidential Information from unauthorized disclosure or unauthorized use; certain Confidential Information constitutes “trade secrets” under the laws of the State of Texas; and unauthorized disclosure or unauthorized use of the Confidential Information would irreparably injure the Company.

(b) Both during the term of Executive’s employment and after the termination of Executive’s employment for any reason (including wrongful termination), Executive shall hold all Confidential Information in strict confidence, and shall not use any Confidential Information except for the benefit of the Company, in accordance with the duties assigned to Executive by the Company. Executive shall not, at any time (either during or after the term of

Executive’s employment), disclose any Confidential Information to any person or entity (except other Executives of the Company who have a need to know the information in connection with the performance of their employment duties), or copy, reproduce, modify, decompile, or reverse engineer any Confidential Information, or remove any Confidential Information from the Company’s premises, without the prior written consent of the Board of Directors of the Company, or permit any other person to do so. Executive shall take reasonable precautions to protect the physical security of all documents and other material containing Confidential Information (regardless of the medium on which the Confidential Information is stored). This Agreement applies to all Confidential Information, whether now known or later to become known to Executive.

(c) Upon the termination of Executive’s employment with the Company for any reason (including wrongful termination), and upon request of the Company at any other time, Executive shall promptly surrender and deliver to the Company all documents and other written material of any nature containing or pertaining to any Confidential Information and shall not retain any such document or other material. Within five days of any such request, Executive shall certify to the Company in writing that all such materials have been returned.

(d) As used in this Agreement, the term “Confidential Information” shall mean any information or material known to or used by or for the Company or any of its Affiliates (whether or not owned or developed by the Company or such Affiliate and whether or not developed by Executive) that is not generally known to the public. Confidential information includes, but is not limited to, the following: (i) all trade secrets of the Company and its Affiliates; (ii) all information that the Company or its Affiliates has marked as confidential or has otherwise described to Executive (either in writing or orally) as confidential; (iii) all nonpublic information concerning the Company’s and its Affiliates’ products, services, prospective products, services, or transactions, research, product designs, prices, discounts, costs, budgets, marketing plans, marketing techniques, market studies, competition, test data, customers, customer lists and records, suppliers and contracts; (iv) all business records and plans of the Company and its Affiliates; (v) all personnel files of the Company and its Affiliates;(vi) all financial information of or concerning the Company and its Affiliates; (vii) all information relating to operating system software, application software, software and system methodology, hardware platforms, technical information, inventions, computer programs and listings, source codes, object codes, copyrights, and other intellectual property; (viii) all technical specifications; (ix) any proprietary information belonging to the Company or any Affiliate; and (x) all of the Company’s or any Affiliate’s computer hardware or software, training or instruction manuals and data and computer system passwords and user codes.

8. INDEMNIFICATION. If Executive is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by the Company or its Affiliates against Executive), by reason of the fact that he is or was performing services under this Agreement, then the Company shall indemnify Executive against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by Executive in connection therewith, and subject to the next sentence hereof, shall advance such expenses to Executive, to the full extent permitted by the corporate law of the state in which the Company is incorporated. If both Executive and the Company are made a party to the same third-party action, complaint, suit or proceeding, then the Company agrees to engage competent legal representation, and Executive agrees to use the same representation, provided that if counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing Executive, Executive may engage separate counsel and the Company shall pay all reasonable attorneys’ fees of such separate counsel to the full extent permitted by the corporate law of the state in which the Company is incorporated.

9. PRIOR AGREEMENTS. Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive, his employment by the Company and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity. Further, Executive agrees to indemnify the Company for any claim, including, but not limited to, reasonable attorneys’ fees and expenses of investigation, by any third party that such third party may now have or may hereafter come to have against the Company based upon or arising out of any non-competition agreement, invention or secrecy agreement between Executive and such third party that was in existence as of the date of this Agreement.

10. ASSIGNMENT; BINDING EFFECT. Executive understands that Executive has been selected for employment by the Company on the basis of his personal qualifications, experience and skills. Executive agrees, therefore, he cannot assign all or any portion of his performance under this Agreement. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

11. COMPLETE AGREEMENT. Except as expressly provided herein, this Agreement is not a promise of future employment. Executive has no oral understandings or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Executive and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Executive, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term.

12. NOTICE. Whenever any notice is required hereunder it shall be given in writing addressed as follows:

If to the Company:	Hercules Offshore Inc
11 Greenway Plaza
Houston, Texas 77046
Attention: Chief Executive Officer

If to Executive:	Randal Reed
1819 Pembroke
New Iberia, LA 70563

Notice shall be deemed given and effective three days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this Section 12.

13. SEVERABILITY; HEADINGS. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The Section headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or any part hereof.

14. DISPUTE RESOLUTION.

(a) Except with respect to injunctive relief as provided in Section 4 (which relief may be sought from any court or administrative agency with jurisdiction with respect thereto), any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration by a single arbitrator in accordance with the rules of the American Arbitration Association then in effect.

(b) The arbitrator shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. The arbitrator shall have the authority to order back-pay and severance compensation payable in accordance with the terms of this Agreement in the event the arbitrator determines that Executive was terminated prior to the expiration of the Term without disability or good cause, as defined in Sections 3(b) and 3(c), respectively, or that the Company has otherwise materially breached this Agreement. The arbitrator shall order reimbursement of the prevailing party’s costs in enforcing this Agreement, including, without limitation, reasonable attorneys’ fees and arbitration costs. A decision by the arbitrator shall be final and binding. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

15. GOVERNING LAW. This Agreement shall in all respects be construed according to the laws of the State of Texas.

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date first written above.

EXECUTIVE	Hercules Offshore, Inc.

	By:	/s/ Randall D. Stilley
/s/ Randal Reed	Name:	Randall D. Stilley
Randal Reed	Title:	President and Chief Executive Officer